Exhibit 99.1
Crescent Energy Reports Second Quarter 2022 Financial and Operating Results
Declares Cash Dividend of $0.17 per Share
In First Full Quarter of Ownership, Uinta Assets Significantly Impact Results

Houston, August 9, 2022 – Crescent Energy Company (NYSE: CRGY), ("Crescent" or the "Company"), today announced financial and operating results for the second quarter of 2022 and a quarterly cash dividend of $0.17 per share. The Company plans to host a conference call and webcast to discuss the results at 10 a.m. CT, Wednesday, August 10, 2022. Details can be found in this release.

Second Quarter 2022 Highlights
–Produced 142 MBoe/d, an 18% increase over the first quarter, primarily driven by Uinta volumes following close of the acquisition on March 30, 2022
•Produced 64 MBbl/d of oil, a 45% increase over the first quarter; oil comprised 45% of total second quarter volumes on an equivalent basis
–Reported $282 million of net income and $226 million of Adjusted Net Income(1)
–Generated $373 million of Adjusted EBITDAX(1), $640 million of Unhedged Adjusted EBITDAX(1) and $137 million of Levered Free Cash Flow(1), representing a 92%, 73% and 53% quarter-over-quarter increase, respectively
–Exited the second quarter at 1.2x Net LTM Leverage(1), in-line with its long-term corporate target
–Operating expense and general and administrative ("G&A") expenses decreased on a Boe basis
–Crescent's inaugural Oil & Gas Methane Partnership 2.0 submission rated highest-level "Gold Standard"
–Capital investments, excluding acquisitions, during the second quarter were $193 million, in-line with guidance

Crescent CEO David Rockecharlie said, “Through mid-year, we continue to perform incredibly well across the business and execute our business plan to add long-term value for our shareholders. We are seeing solid early-time results from our new assets in the Uinta, which are contributing significantly to our near 100% quarter-over-quarter increase in cash flow. Although industry-wide inflation and service availability are creating headwinds, our people continue to find ways to mitigate these pressures, while generating significant returns on invested capital.”

Second Quarter 2022 Results
Crescent reported $282 million of net income and $226 million of Adjusted Net Income(1). The Company generated $373 million of Adjusted EBITDAX(1), $640 million of Unhedged Adjusted EBITDAX(1) and $137 million of Levered Free Cash Flow(1) for the period, a 92%, 73% and 53% increase, respectively, relative to the first quarter, reflecting the addition of Uinta volumes and higher commodity prices.

Costs and expenses during the quarter were in-line with Company expectations. Lower costs per Boe from Uinta volumes resulted in a 3% decrease in operating expense relative to the first quarter, and an 8% decrease excluding production and other taxes. This improvement includes certain transaction expenses from the Uinta acquisition and incremental workover activity during the quarter. G&A expense and Adjusted Recurring Cash G&A(1) (includes manager compensation and excludes non-cash equity-based compensation) totaled $1.52 and $1.40 per Boe, a 27% and 18% decrease relative to the first quarter, respectively, reflecting limited incremental overhead from the Uinta acquisition.

Crescent produced 142 net MBoe/d in the second quarter (comprised of 45% oil, 14% NGLs, and 41% gas), an 18% increase above first quarter volumes, and in-line with guidance.

Average realized price for the second quarter, excluding the effect of commodity derivatives, totaled $68.96 per Boe, a 27% increase relative to $54.28 in the first quarter. Excluding the effect of commodity derivatives, average realized price by commodity in the second quarter was $104.23 per barrel of oil, $6.40 per Mcf of gas, and $46.98 per barrel of NGLs.

Capital investments, excluding acquisitions, were $193 million during the quarter. The Company drilled 16 gross operated locations in the Uinta and 9 in the Eagle Ford. In addition, Crescent brought online 4 gross wells in the Uinta and 9 in the Eagle Ford. Crescent is planning to operate two rigs (one Uinta, one Eagle Ford) for the remainder of the year.

Financial Position
As of June 30, 2022, the Company had total debt of $1.5 billion, consisting of $700 million of senior unsecured notes and $829 million of outstanding borrowings on its revolving credit facility (the "Credit Facility"). Total liquidity as of June 30, 2022, was $508 million, including availability on its revolver ($1.3 billion elected commitment with a $1.8 billion borrowing base), cash and cash equivalents of $55 million, and outstanding letters of credit of $18 million. Crescent exited the quarter with a Net LTM Leverage(1) ratio of 1.2x, in-line with its stated target. The Company expects to generate significant Levered Free Cash Flow for the remainder of 2022, which it plans to use to fund its dividend and further strengthen the balance sheet.

Dividend
Consistent with the Company’s framework to return cash to shareholders, the Board approved a quarterly cash dividend of $0.17 per share, payable on September 6, 2022, to shareholders of record as of the close of business on August 23, 2022. Crescent expects to pay a $0.17 per share quarterly dividend for the remainder of 2022, subject to Board approval and applicable law.

Risk Management
Crescent utilizes hedges to manage commodity price risks, protect the balance sheet, and ensure returns on invested capital. Crescent is approximately 60% hedged for the remainder of 2022 at the midpoint of its production guidance range. Approximately 50% of the Company’s current hedge book was entered into in connection with prior acquisitions. As certain acquisition hedges are rolled off, the Company will more fully participate at market pricing. Complete details on the Company's derivative positions can be found in its investor presentation located at https://ir.crescentenergyco.com/events-presentations/.

Second Quarter 2022 Conference Call Information
Crescent plans to host a conference call to discuss its second quarter 2022 financial and operating results at 10 a.m. CT on Wednesday, August 10. Complete details are below. A webcast replay will be available on the website following the call. Crescent has provided an investor slide deck on its second quarter 2022 results on its website, www.crescentenergyco.com.

Date: Wednesday, August 10, 2022
Time: 10 a.m. CT (11 a.m. ET)
Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)
Webcast Link: https://ir.crescentenergyco.com/events-presentations/

About Crescent Energy Company
Crescent is a well-capitalized, U.S. independent energy company with a portfolio of assets in key proven basins across the lower 48 states and substantial cash flow supported by a predictable base of production. Crescent’s core leadership team is a group of experienced investment, financial and industry professionals who continue to execute on the strategy management has employed since 2011. The Company’s mission is to invest in energy assets and deliver better returns, operations and stewardship. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the Uinta Acquisition. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the impact of armed conflict, including in Ukraine, the timing and success of business development efforts, sustained cost inflation and central bank policy changes associated therewith, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its respective forward-looking statements based on new information, future events or otherwise.

Financial Presentation
On December 7, 2021, Crescent was formed through the merger of Independence Energy ("Independence"), and Contango Oil and Gas ("Contango"). Referenced results for the three and six months ended June 30, 2022, as well as the three months ended March 31, 2022, reflect the combined Company. Referenced results for the three and six months ended June 30, 2021, reflect only legacy Independence, Crescent's predecessor for financial reporting purposes.

While OpCo Units and corresponding shares of Class B common stock are outstanding in our "Up-C" structure, and in accordance with the terms of our Management Agreement under which Class A shareholders bear only their proportionate share of Manager Compensation, portions of Manager Compensation, income tax provision (benefit) amounts and dividends paid corresponding to such ownership are required to be classified as distributions to redeemable noncontrolling interests rather than G&A expense, income tax provision (benefit), and dividends paid to Class A Common Stock, respectively. We define those redeemable noncontrolling interest ("RNCI") distributions made by OpCo related to (i) Manager Compensation as “Manager Compensation RNCI Distributions,” (ii) income tax provision (benefit) as “Income Tax RNCI Distributions,” and (iii) dividends paid as “Dividend RNCI Distributions.”

To facilitate comparison of our G&A expense, dividends paid to Class A Common Stock, and income tax provision (benefit) to peer companies with varying corporate and management structures, Adjusted EBITDAX, Unhedged Adjusted EBITDAX and Levered Free Cash Flow, for both (i) historical periods since the Merger Transaction and

(ii) periods for which we provide guidance, are presented assuming the full redemption of all outstanding OpCo Units for shares of our Class A common stock and a corresponding cancellation of all shares of our Class B Common Stock. Management believes this presentation is most useful to investors, as the full amounts of Manager Compensation as G&A expense, dividends paid to Class A Common Stock, and income tax provision (benefit) are thereby reflected as such.

Crescent Operational Summary

	For the three months ended
	June 30, 2022	March 31, 2022	June 30, 2021
Average daily net sales volumes:
Oil (MBbls/d)	64	44	37
Natural gas (MMcf/d)	356	333	247
NGLs (MBbls/d)	20	20	16
Total (MBoe/d)	142	120	94
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$104.23	$93.47	$64.70
Natural gas ($/Mcf)	6.40	4.77	2.78
NGLs ($/Bbl)	46.98	38.97	25.60
Total ($/Boe)	68.96	54.28	36.96
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)(2)	$78.84	$68.36	$51.60
Natural gas ($/Mcf)	3.51	3.11	2.68
NGLs ($/Bbl)	32.15	24.81	17.25
Total ($/Boe)(2)	48.37	38.02	30.15
Expense (per Boe)
Operating expense, excluding production and other taxes(3)	$14.68	$15.97	$14.06
Production and other taxes	5.05	4.30	3.01
Depreciation, depletion and amortization	10.15	9.16	8.87
General and administrative expense	1.52	2.08	1.88
Non-GAAP expense (per Boe)
Adjusted Recurring Cash G&A(1)(4)	$1.40	$1.69	$0.70

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Measures” for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
(2)For the three months ended June 30, 2021, the realized price excludes the impact of the settlement of certain of our outstanding derivative oil commodity contracts associated with calendar years 2022 and 2023 for $198.7 million in June 2021. Subsequent to the settlement, we entered into new commodity derivative contracts at prevailing market prices.
(3)Operating Expense, excluding production taxes includes lease operating expense, workover expense, asset operating expense, gathering, transportation and marketing, and midstream operating expense. Includes certain costs that are contractually indexed to commodity prices, such as CO2 purchase costs related to Crescent's CO2 flood asset in Wyoming, and certain gathering and transportation expenses. These contractual commodities indexed operating expenses move in tandem with commodity prices and as commodity prices increase, higher contractual commodity-linked operating costs are offset by higher realizations.
(4)Crescent defines Adjusted Recurring Cash G&A as General and Administrative Expense, excluding non-cash equity-based compensation and transaction and nonrecurring expenses, and including Manager Compensation RNCI Distributions. Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and non-cash equity-based compensation and includes Manager Compensation RNCI Distributions, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies.

Crescent Income Statement

(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021
Revenues:
Oil	$602,567	$216,820	$975,076	$405,743
Natural gas	207,177	62,449	350,488	143,492
Natural gas liquids	83,864	38,192	155,043	74,291
Midstream and other	14,826	12,668	26,737	24,464
Total revenues	908,434	330,129	1,507,344	647,990
Expenses:
Lease operating expense	106,375	60,970	201,198	117,628
Workover expense	25,017	2,630	34,976	4,891
Asset operating expense	17,243	6,369	33,862	13,496
Gathering, transportation and marketing	38,238	48,250	86,514	91,422
Production and other taxes	65,496	25,873	111,980	52,186
Depreciation, depletion and amortization	131,573	76,228	230,592	160,097
Exploration expense	1,848	23	1,939	79
Midstream operating expense	3,344	2,598	6,422	6,330
General and administrative expense	19,656	16,122	42,178	22,751
Gain on sale of assets	(197)	(9,417)	(4,987)	(9,417)
Total expenses	408,593	229,646	744,674	459,463
Income (loss) from operations	499,841	100,483	762,670	188,527
Other income (expense):
Gain (loss) on derivatives	(177,209)	(355,996)	(850,695)	(602,810)
Interest expense	(24,937)	(17,443)	(41,461)	(24,826)
Other income (expense)	(303)	96	(1,802)	(6)
Income from equity affiliates	2,304	—	3,252	—
Total other income (expense)	(200,145)	(373,343)	(890,706)	(627,642)
Income (loss) before taxes	299,696	(272,860)	(128,036)	(439,115)
Income tax benefit (expense)	(17,798)	(1)	3,927	(14)
Net income (loss)	281,898	(272,861)	(124,109)	(439,129)
Less: net (income) loss attributable to Predecessor	—	269,608	—	425,237
Less: net (income) loss attributable to noncontrolling interests	(713)	3,253	(1,183)	13,892
Less: net (income) loss attributable to redeemable noncontrolling interests	(226,662)	—	94,815	—
Net income (loss) attributable to Crescent Energy	$54,523	$—	$(30,477)	$—
Net income (loss) per share:
Class A common stock – basic	$1.30		$(0.73)
Class A common stock – diluted	$1.30		$(0.73)
Class B common stock – basic and diluted	$—		$—
Weighted average shares outstanding:
Class A common stock – basic	41,954		41,954
Class A common stock - diluted	41,956		41,954
Class B common stock – basic and diluted	127,536		127,536

Crescent Balance Sheet

(Unaudited)
	June 30, 2022	December 31, 2021
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$54,580	$128,578
Accounts receivable, net	594,478	321,855
Accounts receivable – affiliates	1,714	20,341
Prepaid and other current assets	22,274	8,844
Total current assets	673,046	479,618
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	7,091,516	6,043,602
Unproved	367,643	308,721
Oil and natural gas properties at cost, successful efforts method	7,459,159	6,352,323
Field and other property and equipment, at cost	165,034	144,318
Total property, plant and equipment	7,624,193	6,496,641
Less: accumulated depreciation, depletion, amortization and impairment	(2,161,229)	(1,941,528)
Property, plant and equipment, net	5,462,964	4,555,113
Goodwill	76,826	76,564
Derivative assets – noncurrent	—	579
Investment in equity affiliates	15,624	15,415
Other assets	45,212	30,173
TOTAL ASSETS	$6,273,672	$5,157,462

(Unaudited)
	June 30, 2022	December 31, 2021

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$597,266	$337,881
Accounts payable – affiliates	38,486	8,675
Derivative liabilities – current	640,016	253,525
Financing lease obligations – current	2,074	1,606
Other current liabilities	12,737	14,438
Total current liabilities	1,290,579	616,125
Long-term debt	1,515,702	1,030,406
Derivative liabilities – noncurrent	259,033	133,471
Asset retirement obligations	294,099	258,102
Deferred tax liability	96,713	82,537
Financing lease obligations – noncurrent	4,211	3,512
Other liabilities	24,616	13,652
Total liabilities	3,484,953	2,137,805
Commitments and contingencies
Redeemable noncontrolling interests	2,167,413	2,325,013
Equity:
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized, 43,105,376 shares issued, and 41,954,385 shares outstanding as of June 30, 2022 and December 31, 2021	4	4
Class B common stock, $0.0001 par value; 500,000,000 shares authorized and 127,536,463 shares issued and outstanding as of June 30, 2022 and December 31, 2021	13	13
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Treasury stock, at cost; 1,150,991 shares of Class A common stock as of June 30, 2022 and December 31, 2021	(18,448)	(18,448)
Additional paid-in capital	683,541	720,016
Accumulated deficit	(49,853)	(19,376)
Noncontrolling interests	6,049	12,435
Total equity	621,306	694,644
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,273,672	$5,157,462

Crescent Cash Flow Statement

(Unaudited)
	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:	(in thousands)
Net income (loss)	$(124,109)	$(439,129)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	230,592	160,097
Deferred income taxes (benefit)	(11,901)	—
(Gain) loss on derivatives	850,695	602,810
Net cash (paid) received on settlement of derivatives	(442,665)	(296,039)
Non-cash equity-based compensation expense	20,470	9,736
Amortization of debt issuance costs and discount	3,926	5,409
Gain on sale of oil and natural gas properties	(4,987)	(9,417)
Restructuring of acquired derivative contracts	(51,994)	—
Settlement of acquired derivative contracts	(23,101)	—
Other	(7,636)	2,541
Changes in operating assets and liabilities:
Accounts receivable	(265,459)	(54,375)
Accounts receivable – affiliates	18,627	—
Prepaid and other current assets	(13,471)	24,113
Accounts payable and accrued liabilities	191,134	39,587
Accounts payable – affiliates	29,811	(9,169)
Other	(1,478)	(486)
Net cash provided by operating activities	398,454	35,678
Cash flows from investing activities:
Development of oil and natural gas properties	(240,356)	(48,797)
Acquisitions of oil and natural gas properties	(627,390)	(60,828)
Proceeds from the sale of oil and natural gas properties	800	22,053
Purchases of restricted investment securities – HTM	(5,390)	(4,956)
Maturities of restricted investment securities – HTM	3,600	6,330
Other	4,700	(472)
Net cash used in investing activities	(864,036)	(86,670)
Cash flows from financing activities:
Proceeds from the issuance of Senior Notes, after premium, discount and underwriting fees	199,250	490,625
Revolving Credit Facility borrowings	918,000	349,062
Revolving Credit Facility repayments	(632,000)	—
Payment of debt issuance costs	(14,873)	(10,194)
Prior Credit Agreement borrowings	—	53,900
Prior Credit Agreement repayments	—	(804,975)
Redeemable noncontrolling interest contributions	5,985	—
Member distributions and other	(745)	(23,392)
Dividend to Class A common stock	(12,168)	—
Distributions to redeemable noncontrolling interests related to Class A common stock dividend	(37,004)	—
Distributions to redeemable noncontrolling interests related to Manager Compensation	(12,734)	—
Distributions to redeemable noncontrolling interests related to income taxes	(11,685)	—
Repurchase of noncontrolling interest	(4,060)	—
Noncontrolling interest distributions	(3,408)	(278)
Noncontrolling interest contributions	55	35,461
Net cash provided by (used in) financing activities	394,613	90,209
Net change in cash, cash equivalents and restricted cash	(70,969)	39,217
Cash, cash equivalents and restricted cash, beginning of period	135,117	41,420
Cash, cash equivalents and restricted cash, end of period	$64,148	$80,637

Reconciliation of Non-GAAP Measures
This release includes financial measures that have not been calculated in accordance with GAAP. These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Unhedged Adjusted EBITDAX, Adjusted Net Income, Adjusted Recurring Cash G&A, Adjusted Current Income Tax, Adjusted Dividends Paid and Net LTM Leverage. These non-GAAP measures should be read in conjunction with the information contained in Crescent’s audited combined and consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDAX and Levered Free Cash Flow
Crescent defines Adjusted EBITDAX as net income (loss) before interest expense, realized (gain) loss on interest rate derivatives, income tax expense, depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivative contracts, impairment of oil and natural gas properties, non-cash equity-based compensation, gain (loss) on sale of assets, other (income) expense, transaction and nonrecurring expenses and early settlement of derivative contracts and further adjusted to include Manager G&A NCI Distributions. Management believes Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance when compared against its peers, without regard to financing methods, corporate form or capital structure. The Company adjusts net income (loss) for the items listed above in arriving at Adjusted EBITDAX because these amounts can vary substantially within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. The Company’s presentation of Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or nonrecurring items. Crescent’s computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, the Company’s Credit Agreement and the notes include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

Crescent defines Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding non-cash deferred financing cost amortization, realized gain (loss) on interest rate derivatives, current income tax provision (benefit), Income Tax Distributions and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions. Levered Free Cash Flow is not a measure of performance as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP performance measure that is used by Crescent’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. Management believes Levered Free Cash Flow is a useful performance measure because it allows for an effective evaluation of operating and financial performance and the ability of the Company’s operations to generate cash flow that is available to reduce leverage or distribute to equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual operating performance or investing activities. The Company’s computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table reconciles Adjusted EBITDAX (non-GAAP) and Levered Free Cash Flow (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net income (loss)	$281,898	$(272,861)	$(124,109)	$(439,129)
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	24,937	17,443	41,461	24,826
Realized (gain) loss on interest rate derivatives	—	3,394	—	7,022
Income tax expense (benefit)	17,798	1	(3,927)	14
Depreciation, depletion and amortization	131,573	76,228	230,592	160,097
Exploration expense	1,848	23	1,939	79
Non-cash (gain) loss on derivatives	(89,655)	95,459	408,030	304,579
Non-cash equity-based compensation expense	9,355	6,399	20,470	9,736
(Gain) loss on sale of assets	(197)	(9,417)	(4,987)	(9,417)
Other (income) expense	303	(96)	1,802	6
Certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation(5)	(10,064)	—	(20,128)	—
Transaction and nonrecurring expenses(6)	5,548	4,175	17,107	4,819
Early settlement of derivative contracts(7)	—	198,688	—	198,688
Adjusted EBITDAX (non-GAAP)	$373,344	$119,436	$568,250	$261,320
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash deferred financing cost amortization	(22,608)	(12,884)	(37,535)	(19,417)
Realized (gain) loss on interest rate derivatives	—	(3,394)	—	(7,022)
Current income tax benefit (expense)	(3,026)	(1)	(7,976)	(14)
Tax-related redeemable noncontrolling interest distributions made by OpCo	(17,167)	—	(17,167)	—
Development of oil and natural gas properties	(193,388)	(40,272)	(278,868)	(65,099)
Levered Free Cash Flow (non-GAAP)	$137,155	$62,885	$226,704	$169,768

Reconciliation of Operating Cash Flow to Levered Free Cash Flow (non-GAAP)
The table below reconciles net cash provided by operating activities to Levered Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net cash provided by operating activities	$261,163	$(90,573)	$398,454	$35,678
Changes in operating assets and liabilities	60,958	(11,464)	40,836	330
Restructuring of acquired derivative contracts(8)	—	—	51,994	—
Certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation(5)	(10,064)	—	(20,128)	—
Transaction and nonrecurring expenses(6)	5,548	4,175	17,107	4,819
Other(9)	12,938	201,019	17,309	194,040
Adjusted cash provided by operating activities	$330,543	$103,157	$505,572	$234,867
Development of oil and natural gas properties	(193,388)	(40,272)	(278,868)	(65,099)
Levered Free Cash Flow (non-GAAP)	$137,155	$62,885	$226,704	$169,768

Unhedged Adjusted EBITDAX
Crescent defines Unhedged Adjusted EBITDAX as Adjusted EBITDAX plus realized (gain) loss on commodity derivatives. Management believes Unhedged Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance when compared against its peers, without regard to commodity derivatives, which can vary substantially within its industry depending upon peers hedging strategies and when hedges were entered into. Unhedged Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Unhedged Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s realized derivative loss or gain, cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Unhedged Adjusted EBITDAX. The Company’s presentation of Unhedged Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or nonrecurring items. Crescent’s computations of Unhedged Adjusted EBITDAX may not be identical to other similarly titled measures of other companies.

The following table presents a reconciliation of Unhedged Adjusted EBITDAX (non-GAAP) to Adjusted EBITDAX (non-GAAP). In the table above, Adjusted EBITDAX (non-GAAP) is reconciled to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Adjusted EBITDAX (non-GAAP)	$373,344	$119,436	$568,250	$261,320
Plus realized (gain) loss on commodity derivatives	266,864	58,455	442,665	92,521
Unhedged Adjusted EBITDAX (non-GAAP)	$640,208	$177,891	$1,010,915	$353,841

Adjusted Net Income
Crescent defines Adjusted Net Income as net income (loss), adjusted for certain items. Management believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss).

The following table presents a reconciliation of Adjusted Net Income (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net income (loss)	$281,898	$(272,861)	$(124,109)	$(439,129)
Unrealized (gain) loss on derivatives	(89,655)	95,459	408,030	304,579
Non-cash equity-based compensation expense(4)	9,355	6,399	20,470	9,736
(Gain) loss on sale of assets	197	9,417	4,987	9,417
Transaction and nonrecurring expenses	5,548	4,175	17,107	4,819
Tax effects of adjustments(10)	18,229	—	(110,170)	—
Adjusted Net Income (non-GAAP)	$225,572	$(157,411)	$216,315	$(110,578)

Adjusted Recurring Cash G&A
Crescent defines Adjusted Recurring Cash G&A as General and Administrative Expense, excluding non-cash equity-based compensation and transaction and nonrecurring expenses, and including Manager Compensation RNCI Distributions(5). Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and non-cash equity-based compensation and includes the portion of Manager compensation that is not reflected as G&A expense, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies. As discussed elsewhere, these adjustments are made to Adjusted EBITDAX, Adjusted Unhedged EBITDAX and Levered Free Cash Flow for historical periods and periods for which we present guidance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
General and administrative expense	$19,656	$16,122	$42,178	$22,751
Less: non-cash equity-based compensation expense	(9,355)	(6,399)	(20,470)	(9,736)
Less: transaction and nonrecurring expenses(11)	(2,249)	(3,704)	(5,393)	(4,348)
Plus: Manager Compensation RNCI Distributions(5)	10,064	—	20,128	—
Adjusted Recurring Cash G&A(4)	$18,116	$6,019	$36,443	$8,667

Adjusted Current Income Tax
Crescent defines Adjusted Current Income Tax as current income tax provision (benefit) plus Income Tax RNCI Distributions. Management believes Adjusted Current Income Tax is a useful performance measure because it reflects as tax provision (benefit) the amount of cash distributed for taxes that is otherwise classified as redeemable noncontrolling interest distributions, facilitating the ability for investors to compare Crescent’s tax provision (benefit) against peer companies, and is included in the Company’s Levered Free Cash Flow calculation for historical periods and for periods for which guidance is provided.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Current income tax provision (benefit)(12)	$3,026	$1	$7,976	$14
Income Tax Distributions	17,167	—	17,167	—
Adjusted Current Income Tax	$20,193	$1	$25,143	$14

Adjusted Dividends Paid
Crescent defines Adjusted Dividends Paid as Dividend to Class A common stock plus Dividend RNCI Distributions. Management believes Adjusted Dividends Paid is a useful performance measure because it reflects the full amount of cash distributed for dividends that is otherwise classified as distributions to redeemable noncontrolling interests, facilitating the ability for investors to compare Crescent’s dividends paid against peer companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Dividend to Class A common stock	$7,133	$—	$12,168	$—
Dividend Distributions	21,681	—	37,004	—
Adjusted Dividends Paid	$28,814	$—	$49,172	$—

Net LTM Leverage
Crescent defines Net LTM Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreement (the "Credit Agreement") governing Crescent’s Revolving Credit Facility. For purposes of the Credit Agreement, (i) consolidated total debt is calculated as total principal amount of Senior Notes, plus borrowings on our Revolving Credit Facility and unreimbursed drawings under letters of credit, less cash and cash equivalents and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

June 30, 2022
(in thousands)
Total principal debt(13)	$1,529,000
Less: cash and cash equivalents	(54,580)
Net Debt	$1,474,420

LTM Adjusted EBITDAX for Leverage Ratio	$1,262,802

Net LTM Leverage	1.2x

(5)Relates to the pro rata share of Manager Compensation attributable to Class B shareholders (redeemable noncontrolling interests), which began on December 7, 2021, at close of the acquisition of Contango Oil & Gas Company and related restructuring of Crescent (the "Merger Transactions") when our Up-C structure was established. If the Merger Transactions had occurred on January 1, 2021, Manager Compensation RNCI Distributions for the three and six months ended June 30, 2021, would have increased by approximately $10.1 million, or $0.78 per Boe, and $20.1 million, or $0.85 per Boe, respectively.
(6)Transaction and nonrecurring expenses of $5.5 million for the three months ended June 30, 2022, were primarily related to (i) transition service agreement costs incurred for the Uinta Transaction and (ii) acquisition and debt transaction related costs. Transaction and nonrecurring expenses of $4.2 million for the three months ended June 30, 2021, were primarily related to legal, consulting and other fees related to the formation of Independence, the acquisition of Titan Energy Holdings, LLC (f/k/a Liberty Energy LLC) (the "Titan Acquisition") and the related reorganization transactions. Transaction and nonrecurring expenses of $17.1 million for the six months ended June 30, 2022, were primarily related to (i) legal, consulting, transition service agreement costs, related restructuring of acquired derivative contracts and other fees incurred for the Uinta Transaction and Merger Transactions, (ii) severance costs subsequent to the Merger Transactions and (iii) acquisition and debt transaction related costs. Transaction and nonrecurring expenses of $4.8 million for the six months ended June 30, 2021, were primarily related to legal, consulting and other fees related to the formation of Independence, the Titan Acquisition and the related reorganization transactions.
(7)Represents the settlement in June 2021 of certain outstanding derivative oil commodity contracts for open positions associated with calendar years 2022 and 2023. Subsequent to the settlement, we entered into commodity derivative contracts at prevailing market prices.
(8)In connection with the Uinta Acquisition, Crescent acquired commodity derivative liabilities totaling $180 million from the seller, which reduced the cash cost at closing of the Uinta Acquisition. Concurrent with the close of the transaction, Crescent settled certain of these acquired oil commodity derivative positions and entered into new commodity derivative contracts for 2022 with a swap price of $75 per barrel for a net cost of $52 million.
(9)Primarily relates to the settlement in June 2021 of certain outstanding derivative oil commodity contracts for open positions associated with calendar years 2022 and 2023. Subsequent to the settlement, we entered into commodity derivative contracts at prevailing market prices.
(10)Tax impact of adjustments is calculated using our estimated blended statutory rate of 24% for the three months ended June 30, 2022, and March 31, 2022, respectively. For the three months ended June 30, 2021, we were organized as a limited liability company and treated as a flow-through entity for U.S. federal income tax purposes and as a result have not applied a tax impact.
(11)Transaction and nonrecurring expenses of $2.2 million for the three months ended June 30, 2022, were primarily related to legal, consulting and other fees incurred for our acquisitions. Transaction and nonrecurring expenses of $3.7 million for the three months ended June 30, 2021, were primarily related to legal, consulting and other fees related to the formation of Independence, the Titan Acquisition and the related reorganization transactions. Transaction and nonrecurring expenses of $5.4 for the six months ended June 30, 2022, were primarily related to legal, consulting and other fees incurred for the Uinta Acquisition, related restructuring of acquired derivative contracts, and our acquisitions. Transaction and nonrecurring expenses of $4.3 million for the six months ended June 30, 2021, were primarily related to legal, consulting and other fees related to the formation of Independence, the Titan Acquisition and the related reorganization transactions.
(12)Current income tax provision (benefit) is the amount of income tax expense recognized in our statement of operations for the three and six months ended June 30, 2022. Actual cash paid for income taxes for the three and six months ended June 30, 2022, was $7.7 million.
(13)Excludes $13.3 million of unamortized debt discount and issuance costs.

Company Contact
For additional information, please reach out to IR@crescentenergyco.com.